1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Third-Quarter 2006 Results and Updates
Gulf of Mexico Exploration and Development &
Main Pass Energy Hub™ Activities

HIGHLIGHTS

▪	In-progress exploration and development activities:
o	Successful development well at South Marsh Island Block 217 (Hurricane No. 3) with initial production expected in the fourth quarter of 2006.
o	Laphroaig well drilling in inland waters, onshore St. Mary Parish, Louisiana
o	Zigler Canal well drilling onshore Vermilion Parish, Louisiana
▪	12 discoveries on 25 prospects drilled and evaluated since 2004. Four additional prospects in progress or not fully evaluated.
▪	Commenced production from four wells since June 30, 2006. Three additional wells under development. Since the beginning of the year, McMoRan has initiated production from 11 wells.
▪	Third-quarter 2006 production averaged 75 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan compared with an average of 41 MMcfe/d in the third quarter of 2005.
▪	Fourth-quarter 2006 production expected to average 75-80 MMcfe/d.
▪	License application for Main Pass Energy Hub™ (MPEH™) LNG project nearing completion. Record of decision expected in early January 2007.

SUMMARY FINANCIAL TABLE *

	Third Quarter		Nine Months
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Revenues	$60,415	$44,265	$153,491	$92,884
Operating income (loss)	(12,845)	11,251	(1,395)	(3,083)
Income (loss) from continuing operations	(15,255)	8,772	(10,550)	(10,423)
Loss from discontinued operations	(2,459)	(1,624)	(5,752)	(3,591)
Net income (loss) applicable to common stock	(18,118)	6,746	(17,513)	(15,231)
Diluted net income (loss) per share: Continuing operations	$(0.55)	$0.25	$(0.42)	$(0.47)
Discontinued operations	(0.09)	(0.04)	(0.21)	(0.15)
Applicable to common stock	$(0.64)	$0.21	$(0.63)	$(0.62)
Diluted average shares outstanding	28,302	43,173 (a)	27,805	24,553
a)	Reflects assumed conversion of McMoRan’s 6% Convertible Senior Notes and 5% Mandatorily Redeemable Convertible Preferred Stock. See Note d on page I.

   *       If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s third quarter 2006 Form 10-Q, the related costs incurred through September 30, 2006 would be charged to exploration expense in the third quarter 2006 financial statements. McMoRan’s investment in its two in-progress wells totaled $19.5 million as of September 30, 2006.

NEW ORLEANS, LA, October 19, 2006 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $18.1 million, $0.64 per share, for the third quarter of 2006 compared with net income of $6.7 million, $0.21 per share, for the third quarter of 2005. McMoRan’s net loss from its continuing operations for the third quarter of 2006 totaled $15.3 million, which includes $3.2 million of start-up costs associated with MPEH™ and $22.5 million of exploration expense. During the third quarter of 2005, McMoRan’s net income from continuing operations totaled $8.8 million, including $2.7 million of MPEH™ start-up costs and $5.8 million of exploration expense.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “We continue to pursue large Deep Miocene exploration targets in the shallow waters of the Gulf of Mexico and onshore in South Louisiana with the potential to add meaningful value for shareholders. We are encouraged by the results to date, which have allowed us to expand our production significantly and establish a leadership position in the Deep Miocene trend. We also are advancing our Main Pass Energy Hub™ LNG project to create values from the attractive commercial potential of this project.”

EXPLORATION ACTIVITIES
Since 2004, McMoRan has participated in 12 discoveries on 25 prospects that have been drilled and evaluated, including four discoveries announced in 2006. Four additional prospects are either in progress or not fully evaluated.

The Laphroaig exploratory well in St. Mary Parish, Louisiana commenced drilling on April 8, 2006. The well was recently sidetracked and is currently drilling below 15,500 feet with a planned total depth of 19,000 feet. McMoRan has a 37.5 percent working interest and a 27.8 percent net revenue interest. McMoRan’s investment totaled $11.2 million at September 30, 2006.

The Zigler Canal well onshore Vermilion Parish, Louisiana commenced drilling on June 17, 2006. The well is currently drilling below 17,600 feet and has a proposed total depth of 18,500 feet. McMoRan has a 37.5 percent working interest and a 26.8 percent net revenue interest. McMoRan’s investment totaled $8.3 million at September 30, 2006.

The Vermilion Block 54 well commenced drilling on August 4, 2006 and was drilled to a total depth of 14,669 feet. The Long Point Deep exploratory well at Louisiana State Lease 18091 in Vermilion Parish commenced drilling on April 27, 2006 and was drilled to a total depth of 21,838 feet. Evaluation determined that the wells did not contain commercial quantities of hydrocarbons. They are being plugged and abandoned. Third-quarter 2006 exploration expense totaled $22.5 million, including $17.6 million associated with the drilling and related costs through September 30, 2006 for the Vermilion Block 54 ($6.1 million) and Long Point Deep ($11.5 million) wells. Fourth-quarter 2006 exploration expense for these two wells is expected to include $2.6 million for costs incurred after September 30, 2006.

McMoRan has received the long-lead time equipment required to test the Blueberry Hill well at Louisiana State Lease 340 in the fourth quarter of 2006. As previously reported, the Blueberry Hill well, which is located five miles east of JB Mountain Deep, encountered four potentially productive hydrocarbon bearing sands below 22,200 feet. Both areas (JB Mountain Deep and Blueberry Hill) demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age. Information obtained from the testing of the Blueberry Hill well will be incorporated in future plans for the JB Mountain Deep well. McMoRan’s investment in Blueberry Hill and JB Mountain Deep totaled $11.6 million and $29.5 million, respectively, at September 30, 2006.

McMoRan expects to commence drilling at least two exploratory prospects during the fourth quarter of 2006, including Hurricane Deep at South Marsh Island Block 217 and Marlin at Grand Isle Block 18. McMoRan currently has rights to approximately 350,000 gross acres and is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements. The spending commitments under McMoRan’s exploration venture with a private partner have been met and McMoRan is completing arrangements with an industry partner to participate with McMoRan in specified near-term prospects.

Exploration In-Progress	Working Interest	Net Revenue Interest	Current Depth	Proposed Total Vertical Depth	Spud Date
St. Mary Parish, LA “Laphroaig”	37.5%	27.8%	15,500'	19,000'	April 8, 2006
Onshore Vermilion Parish, LA “Zigler Canal”	37.5%	26.8%	17,600'	18,500'	June 17, 2006

PRODUCTION AND DEVELOPMENT ACTIVITIES
Third-quarter 2006 production averaged 75 MMcfe/d net to McMoRan, including oil production of 1,840 bbls/d (11 MMcfe/d) from Main Pass Block 299, compared with 41 MMcfe/d, including oil production of 1,800 bbls/d (11 MMcfe/d) from Main Pass Block 299, in the third quarter of 2005. McMoRan initiated production from three wells in the third quarter of 2006 including Dawson Deep, Pecos and King of the Hill. Third quarter 2006 production was adversely impacted by the slower than expected start-up of Liberty Canal and West Cameron Block 43 No. 3 (from third quarter to fourth quarter), an eight day shut-in of Main Pass Block 299 for repairs and lower than expected production from the Hurricane No. 2 well.

In August 2006, initial production commenced at the Pecos well located at West Pecan Island. Recent production rates from the well approximated 10 MMcfe/d (3.6 MMcfe/d net to McMoRan). McMoRan owns a 50 percent working interest and a 36.0 percent net revenue interest in the Pecos discovery well. In August 2006, initial production commenced at the King of the Hill No. 2 well located at High Island Block 131. Recent production rates from the well approximated 24 MMcfe/d (4.8 MMcfe/d net to McMoRan). McMoRan owns a 25.0 percent working interest and a 19.6 percent net revenue interest in the King of the Hill discovery.

In October 2006, initial production commenced at the Liberty Canal well located onshore Vermilion Parish. Recent production rates from the well approximated 21 MMcfe/d (5.8 MMcfe/d net to McMoRan). McMoRan owns a 37.5 percent working interest and a 27.7 percent net revenue interest in the Liberty Canal discovery well.

The Hurricane No. 3 development well commenced drilling on June 14, 2006. The well was drilled to a total depth of 16,000 feet and encountered 45 feet of net hydrocarbon pay over a 180 foot gross interval. The well has been completed and is expected to commence production in the fourth quarter of 2006. McMoRan owns a 27.5 percent working interest and a 19.4 percent net revenue interest in the Hurricane field.

McMoRan’s share of fourth quarter 2006 production is expected to average 75-80 MMcfe/d, including production from three additional wells in the fourth quarter of 2006, including Hurricane No. 3, West Cameron Block 43 No. 3 and Liberty Canal. McMoRan also plans to recomplete the Deep Tern C-1 and C-2 and the King Kong No. 2 wells in the fourth quarter. The discovery well at Point Chevreuil in St. Mary’s Parish, Louisiana is expected to commence production in early

2007. Following start-up of these wells and planned activities from existing production, McMoRan expects its share of total production to reach 90 MMcfe/d.

JB MOUNTAIN/MOUND POINT AREA ACTIVITIES
McMoRan is a participant in a program that began in 2002 and includes the JB Mountain and Mound Point Offset discoveries in the OCS 310 and Louisiana State Lease 340 areas, respectively. The program currently holds a 55 percent working interest and a 38.8 percent net revenue interest in the JB Mountain prospect and a 30.4 percent working interest and a 21.6 percent net revenue interest in the Mound Point Offset prospect. Under terms of the program, the third party will own all of the program’s interests until the program’s aggregate production totals 100 billion cubic feet of natural gas equivalents (Bcfe) attributable to the program’s net revenue interest, at which point 50 percent of the program’s interests would revert to McMoRan. All exploration and development costs associated with the program’s interest in any future wells is to be funded by the third party partner during the period prior to when McMoRan’s potential reversion occurs.

There are three producing wells and approximately 13,000 gross acres on Louisiana State Lease 340 and OCS 310 that remain subject to the 100 Bcfe arrangement. McMoRan believes there are further exploration and development opportunities on this acreage. The wells averaged an aggregate gross rate of 26 MMcfe/d during the third quarter of 2006. One of the wells was shut-in during the quarter and remedial work is being evaluated by the operator.

MAIN PASS ENERGY HUB™ UPDATE
In September 2006, the United States Coast Guard (Coast Guard) and the Maritime Administration (MARAD) published an Environmental Assessment (EA) and Draft Finding of No Significant Impact for the MPEH™ LNG license application. The Coast Guard issued a public notice on September 19, 2006, establishing a timeline for a record of decision on the project. In September 2006, McMoRan received a letter from the Department of Natural Resources for the State of Louisiana indicating that the proposed facility is consistent with the Louisiana Coastal Resources Program. Public hearings were held during the week of October 2, 2006. Comments on the application, including from the Governors of adjacent coastal states (Louisiana, Mississippi and Alabama), are required by November 20, 2006, and a record of decision would be issued by January 3, 2007. Based on feedback to date, McMoRan expects a positive record of decision.

The MPEH™ terminal would be capable of regasifying LNG at a rate of 1 Bcf per day. The use of existing facilities provides significant cost advantages, and the proposed project benefits from its offshore location near established shipping lanes. McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities.

McMoRan is also considering investments to develop substantial cavern storage for a pipeline header system that would allow deliveries into U.S. gas markets. Current plans for the MPEH™ include 28 Bcf of initial cavern storage capacity and aggregate peak deliverability from the proposed terminal, including deliveries from storage, of up to 2.5 Bcf per day. As previously announced, McMoRan received approval from the Federal Energy Regulatory Commission to bring gas onshore using its proposed 36-inch pipeline into Coden, Alabama.

REVENUES
McMoRan’s third-quarter 2006 oil and gas revenues totaled $57.8 million, compared to $41.4 million during the third quarter of 2005. During the third quarter of 2006, McMoRan’s sales volumes totaled 4.4 Bcf of gas and 449,500 barrels of oil and condensate, including 195,800 barrels from Main Pass Block 299, compared to 2.0 Bcf of gas and 366,900 barrels of oil and condensate in the third quarter of 2005, including 235,000 barrels from Main Pass Block 299. McMoRan’s third-quarter comparable average realizations for gas were $6.51 per thousand cubic feet (Mcf) in 2006 and $10.31 per Mcf in 2005; for oil and condensate, including Main Pass Block 299, McMoRan received an average of $65.11 per barrel in third-quarter 2006 compared to $57.17 per barrel in third-quarter 2005.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On September 30, 2006, McMoRan had unrestricted cash and cash equivalents of $9.5 million and $5.0 million in borrowings under its credit facility. During the quarter, availability under the credit facility was increased from $55 million to $70 million following a redetermination of the borrowing base. Capital expenditures for the third quarter of 2006 totaled $60.3 million and $202.9 million for the nine-months ended September 30, 2006. McMoRan’s capital expenditures included significant development activities in addition to exploration drilling. Capital expenditures are expected to approximate $260 million for the year, including approximately $130 million for exploration expenditures and $130 million for currently identified development costs. Capital spending may change as additional opportunities become available or to fund additional development capital expenditures on successful wells. In addition, McMoRan plans to incur approximately $3 million to advance commercialization of the MPEH™ over the remainder of 2006. Additional expenditures for the MPEH™ would be required following the receipt of the permit. McMoRan may pursue additional financing for its oil and gas and MPEH™ activities.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.
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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; potential reversionary interests and the potential payout of those reversionary interests; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, the expected near-term funding of the related permitting process and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the third-quarter 2006 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, November 10, 2006.

# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$57,810	$41,411	$143,527	$83,666
Service	2,605	2,854	9,964	9,218
Total revenues	60,415	44,265	153,491	92,884
Costs and expenses:
Production and delivery costs	17,467	12,498	39,001	20,868
Depreciation and amortization	26,030	6,497	44,304	19,426
Exploration expenses [a]	22,525 [b]	5,831	49,902	41,864
General and administrative expenses [a]	4,078	5,496	16,624	15,132
Start-up costs for Main Pass Energy Hub™ [a]	3,160	2,692	7,911	7,577
Insurance recovery [c]	-	-	(2,856)	(8,900)
Total costs and expenses	73,260	33,014	154,886	95,967
Operating (loss) income	(12,845)	11,251	(1,395)	(3,083)
Interest expense	(2,694)	(4,006)	(6,840)	(11,887)
Other income (expense), net	284	1,527	(2,315)[d]	4,547
(Loss) income from continuing operations	(15,255)	8,772	(10,550)	(10,423)
Loss from discontinued operations	(2,459)	(1,624)	(5,752)	(3,591)
Net (loss) income	(17,714)	7,148	(16,302)	(14,014)
Preferred dividends and amortization of convertible
preferred stock issuance costs	(404)	(402)	(1,211)	(1,217)
Net (loss) income applicable to common stock	$(18,118)	$6,746	$(17,513)	$(15,231)

Basic net (loss) income per share of common stock:
Continuing operations	$(0.55)	$0.34	$(0.42)	$(0.47)
Discontinued operations	(0.09)	(0.07)	(0.21)	(0.15)
Net (loss) income per share of common stock	$(0.64)	$0.27	$(0.63)	$(0.62)

Diluted net (loss) income per share of common stock:
Continuing operations	$(0.55)	$0.25	$(0.42)	$(0.47)
Discontinued operations	(0.09)	(0.04)	(0.21)	(0.15)
Net (loss) income per share of common stock	$(0.64)	$0.21	$(0.63)	$(0.62)

Average common shares outstanding :
Basic	28,302	24,654	27,805	24,553
Diluted	28,302	43,173 [e]	27,805	24,553
a.	On January 1, 2006, McMoRan adopted Statement of Financial Accounting Standards No. 123R “Share Based Payment”. Total stock-based compensation costs follow (in thousands):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
General and administrative expenses	$932	$97	$6,184	$496
Exploration expenses	1,031	229	7,052	845
Main Pass Energy Hub start-up costs	79	2	521	6
Total stock-based compensation cost	$2,042	$328	$13,757	$1,347
b.	Includes $17.6 million of drilling and related costs for non-productive wells at Vermilion Block 54 ($6.1 million) and Long Point Deep at Louisiana State Lease 18091 ($11.5 million).
c.	Primarily reflects insurance recoveries associated with insurance claims resulting from Hurricanes Ivan and Katrina.
d.	Includes a $4.3 million charge related to McMoRan debt conversion transactions completed in first quarter of 2006 (see Balance Sheet note c).
e.
Assumes conversion of McMoRan’s then outstanding stock options, stock warrants, mandatorily redeemable preferred stock and 6% convertible senior notes into approximately 18.5 million shares of McMoRan common stock. Per share amounts also exclude dividends totaling $0.4 million and interest expense totaling $2.1 million.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Sales volumes:
Gas (thousand cubic feet, or Mcf)	4,397,100	2,011,900	10,423,600	6,187,100
Oil (barrels) [a]	379,100	324,400	1,015,700	521,800
Plant products (equivalent barrels) [b]	70,400	42,500	105,700	78,000
Average realizations:
Gas (per Mcf)	$ 6.51	$ 10.31	$ 6.99	$ 8.26
Oil (per barrel)	65.11	57.17	62.73	54.06

a.
After being shut-in in September 2004 as a result of damage to a third-party facility and connecting pipelines caused by Hurricane Ivan, Main Pass 299 resumed production in May 2005 following completion of modifications to existing facilities to allow transportation of oil from the field by barge. Sales volumes from Main Pass 299 totaled 195,800 barrels in the third quarter of 2006 and 598,600 barrels for the nine months ended September 30, 2006 compared with 235,000 barrels in the third quarter of 2005 and 335,600 barrels for the nine months ended September 30, 2005. Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

b.
Results include approximately $4.2 million and $6.1 million of revenues associated with plant products (ethane, propane, butane, etc.) during the three months and nine months ended September 30, 2006, respectively. Plant product revenues for the comparable periods last year totaled $1.9 million and $3.3 million, respectively.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $0.3 million at December 31, 2005	$9,463		$131,179
Discontinued operations, all restricted	558		1,005
Restricted investments	6,038		15,155
Accounts receivable	44,838		36,954
Inventories:
Material and supplies	23,303		7,026
Product	1,281		954
Prepaid expenses	23,293	[a,b]	1,348
Current assets from discontinued operations, excluding cash	2,553		2,550
Total current assets	111,327		196,171
Property, plant and equipment, net	315,228	[a]	192,397
Sulphur business assets	365		375
Restricted investments and cash	6,010		10,475
Other assets	5,751	[c]	8,218
Total assets	$438,681		$407,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$104,822		$63,398
Accrued liabilities	37,790		49,817
Accrued interest and dividends payable	5,021		5,635
Current portion of accrued oil and gas reclamation costs	2,212		-
Current portion of accrued sulphur reclamation cost	3,274		4,724
Current liabilities from discontinued operations	4,393		5,462
Total current liabilities	157,512		129,036
6% convertible senior notes	100,870	[c]	130,000
5¼% convertible senior notes	115,000	[c]	140,000
Senior secured revolving credit facility	5,000		-
Accrued oil and gas reclamation costs	21,807		21,760
Accrued sulphur reclamation costs	16,890		17,062
Contractual postretirement obligation	13,686		11,517
Other long-term liabilities	16,381		15,890
Mandatorily redeemable convertible preferred stock	29,012		28,961
Stockholders' deficit	(37,477)[c]		(86,590)
Total liabilities and stockholders' deficit	$438,681		$407,636

a.	Includes a total of $60.6 million of exploratory drilling and related costs associated with the four unevaluated exploratory wells either in-progress or not fully evaluated at September 30, 2006.
b.	Includes property and related insurance premiums for July 1, 2006 - June 30, 2007 coverage period.
c.
Reflects completion of debt conversion transactions in the first quarter of 2006. In these transactions, McMoRan converted $29.1 million of its 6% convertible senior notes due in 2008 and $25.0 million of its 5¼% convertible senior notes due in 2011 into approximately 3.6 million shares of McMoRan common stock based on the respective conversion prices ($14.25 per share for the 6% convertible notes and $16.575 per share for the 5¼% convertible notes).

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net loss	$(16,302)	$(14,014)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	5,752	3,591
Depreciation and amortization	44,304	19,426
Exploration drilling and related expenditures	32,067	31,634
Compensation expense associated with stock-based awards	13,757	1,347
Loss on induced conversion of convertible senior notes	4,301	-
Reclamation and mine shutdown expenditures	(543)	(4)
Amortization of deferred financing costs	1,417	1,669
Other	892	(503)
(Increase) decrease in working capital:
Accounts receivable	6,656	5,760
Accounts payable, accrued liabilities and other	16,472	20,634
Inventories	(16,603)	(3,673)
Prepaid expenses	(21,947)	(1,143)
(Increase) decrease in working capital	(15,422)	21,578
Net cash provided by continuing operations	70,223	64,727
Net cash used in discontinued operations	(6,252)	(2,532)
Net cash provided by operating activities	63,971	62,192

Cash flow from investing activities:
Exploration, development and other capital expenditures	(202,889)	(102,857)
Property insurance reimbursement	3,947	-
Proceeds from restricted investments	13,463	11,475
Proceeds from sale of property, plant and equipment	50	-
Increase in restricted investments	(141)	(437)
Net cash used in continuing operations	(185,570)	(91,819)
Net cash used in discontinued operations	-	-
Net cash used in investing activities	(185,570)	(91,819)

Cash flow from financing activities:
Net borrowings under revolving credit facility	5,000	-
Payments for induced conversion of convertible senior notes	(4,301)	-
Dividends paid on convertible preferred stock	(1,121)	(1,130)
Proceeds from exercise of stock options and other	389	2,038
Financing costs	(531)	-
Net cash (used in) provided by continuing operations	(564)	908
Net cash used in discontinued operations	-	-
Net cash (used in) provided by financing activities	(564)	908
Net decrease in cash and cash equivalents	(122,163)	(28,719)
Cash and cash equivalents at beginning of year	132,184	204,015
Cash and cash equivalents at end of period	10,021	175,296
Less restricted cash from continuing operations	-	(2,031)
Less restricted cash from discontinued operations	(558)	(997)
Unrestricted cash and cash equivalents at end of period	$9,463	$172,268

IV